As filed with the Securities and Exchange Commission on May 6, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SOURCEFIRE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	52-2289365 (I.R.S. Employer Identification No.)
9770 Patuxent Woods Drive
Columbia, Maryland 21046
(410) 290-1616
(Address of principal executive offices)
Sourcefire, Inc. 2007 Stock Incentive Plan
(Full title of the Plan(s))
John C. Burris
Chief Executive Officer
Sourcefire, Inc.
9770 Patuxent Woods Drive
Columbia, Maryland 21046
(410) 290-1616
(Name, address, telephone number, including area code, of agent for service)
Copies to:
Thomas J. Knox, Esq.
Lawrence R. Bard, Esq.
Morrison & Foerster LLP
1650 Tysons Blvd., Suite 400
McLean, Virginia 22102
(703) 760-7700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of Securities to be Registered	be registered(1)	per share(2)	price(2)	registration fee
Common Stock, par value $0.001 per share(3)(4)	1,125,442 shares	$26.14	$29,419,054	$3,416

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of our common stock, par value $0.001 per share (“Common Stock”), as may become issuable under the Sourcefire, Inc. 2007 Stock Incentive Plan (the “Plan”) as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on the Nasdaq Global Select Market on May 2, 2011.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Plan pursuant to the “evergreen” provision of the Plan.

(4)	Each share of Common Stock registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreements, will include the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, which is attached to the shares of Common Stock.

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Sourcefire, Inc. (the “Company”) for the purpose of registering additional shares of Common Stock under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of the Company’s calendar year beginning in 2008 equal to 4% of the number of shares of Common Stock outstanding as of such date or a lesser number of shares of Common Stock determined by the Plan’s administrator (subject to an overall maximum aggregate number of shares of Common Stock available for grant of Incentive Stock Options equal to 3,142,452 shares) (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 1,125,442 shares effective January 1, 2011. This Registration Statement registers the 1,125,442 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.
     The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 6,249,532 shares of Common Stock registered for issuance under the Plan pursuant to (i) the currently effective Registration Statement on Form S-8 (Registration No. 333-141396) filed on March 19, 2007 (the “Original Registration Statement”), (ii) the Registration Statement on Form S-8 (Registration No. 333-159108) filed on May 8, 2009 (the “Second Registration Statement”) and (iii) the Registration Statement of Form S-8 (Registration No. 333-166580) filed on May 6, 2010 (the “Third Registration Statement”). The contents of the Original Registration Statement, the Second Registration Statement and the Third Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement, the Second Registration Statement and the Third Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement, the Second Registration Statement and the Third Registration Statement, as applicable.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on May 6, 2011.

SOURCEFIRE, INC.
By:	/s/ John C. Burris
John C. Burris
Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Todd P. Headley and Douglas W. McNitt, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John C. Burris John C. Burris	Chief Executive Officer and Director (principal executive officer)	May 6, 2011

/s/ Todd P. Headley Todd P. Headley	Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 6, 2011

/s/ Martin F. Roesch Martin F. Roesch	Chief Technology Officer and Director	May 6, 2011

/s/ John C. Becker John C. Becker	Director	May 6, 2011

/s/ Michael Cristinziano Michael Cristinziano	Director	May 6, 2011

/s/ Tim A. Guleri Tim A. Guleri	Director	May 6, 2011

/s/ Steven R. Polk Steven R. Polk	Director	May 6, 2011

/s/ Arnold L. Punaro Arnold L. Punaro	Director	May 6, 2011

INDEX TO EXHIBITS

Exhibit
Number	Document
5.1	Opinion of Morrison & Foerster LLP (filed herewith)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney (included on signature page hereof)